SCHEDULE 14A

                      INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14A INFORMATION
       PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
   EXCHANGE
                                    ACT OF 1934
                              (AMENDMENT NO.       )

      Filed by the Registrant     /X/
      Filed by a Party other than the Registrant   /__/

      Check the appropriate box:

       /_/  Preliminary Proxy Statement       /_/  Confidential, for
       /X/  Definitive Proxy Statement             use of the
       /_/  Definitive Additional Materials        Commission Only (as
       /_/  Soliciting Material Pursuant to        permitted by Rule
            Rule 14a-113(c) or Rule 14a-12          14a-6(e)(2))

                              ARVIN INDUSTRIES, INC.
                 (Name of Registrant as Specified in its Charter)


   ______________________________________________________________________
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

      Payment of filing fee (check the appropriate box):

      /X/  No fee required.

      /_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           1) Title of each class of securities to which transaction applies:

           2) Aggregate number of securities to which transaction applies:

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           4)   Proposed maximum aggregate value of transaction:

           5)   Total fee paid:

      /_/  Fee paid previously with preliminary materials.

      /_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

           1)   Amount Previously Paid:

           2)   Form, Schedule or Registration Statement No.:

           3)   Filing Party:

           4)   Date Filed:










































                           ARVIN INDUSTRIES, INC.
          ONE NOBLITT PLAZA, BOX 3000, COLUMBUS, INDIANA 47202-3000

             PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD APRIL 15, 1999

        This proxy statement and the enclosed proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Arvin Industries, Inc. ("Arvin") from holders of Arvin's common shares, par value $2.50 per share ("Common Shares"), for use at the Annual Meeting of Shareholders to be held April 15, 1999, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice (the "Annual Meeting"). Arvin will bear all costs relating to the solicitation of proxies from its shareholders. In addition to soliciting proxies by mail, Arvin's officers and employees, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Shares held of record by such persons, and Arvin will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in that connection. In addition, Arvin has retained Hill and Knowlton, Inc. to assist in soliciting proxies from shareholders, including brokers' accounts, at a fee of $6,250 plus reasonable out-of-pocket expenses.

        This proxy statement is first being sent to shareholders on or about March 12, 1999.

                            VOTING AT THE MEETING

        The record date for the determination of shareholders entitled to vote at the Annual Meeting was the close of business on February 22, 1999, at which time Arvin had issued and outstanding 25,862,905 Common Shares. Each shareholder will be entitled to one vote for each Common Share held with respect to all matters which may be properly submitted to a vote of shareholders at the Annual Meeting.

        All proxies that are properly signed and received by Arvin prior to the Annual Meeting will be voted in accordance with the instructions on such proxies unless they have been revoked. If no instruction is indicated, the shares will be voted FOR the election of the four nominees for director listed in this proxy statement, FOR ratification of the appointment of independent public accountants, and in the discretion of the persons named in the proxy on such other matters as may properly come before the Annual Meeting. Any shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering to the Secretary of Arvin written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.




        A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding Common Shares, represented in person or by proxy, will constitute a quorum of shareholders at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether a quorum is present. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain Common Shares if instructions have not been received from the beneficial owner or other person entitled to vote. The inspectors of election will treat abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

        A plurality of the Common Shares voted in person or by proxy is required to elect a director. The ratification of the appointment of the independent public accountants will be approved if the votes cast favoring such action exceed the votes cast opposing such action. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. For purposes of determining approval of the ratification of the appointment of the accountants, abstentions will not be considered. Broker non-votes, because they are not considered votes cast, are not counted in the vote totals.

                     PROPOSAL 1 - ELECTION OF DIRECTORS

        Arvin's Restated Articles of Incorporation, as amended, provide that its By-Laws may divide the Board of Directors into classes, with the terms of office of directors in each class being more than one year. The By-Laws provide that the Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that at each Annual Meeting of Shareholders the successors to the directors whose terms expire that year shall be elected for a term of three years.

        Arvin acknowledges the retirement of two of its most experienced and influential directors, Fred Meyer and Byron Pond, whose terms expire this year. Mr. Meyer has been a member of Arvin's Board since 1980 and, during that time, has served as advisor to four different Presidents and CEOs. Mr. Pond, first elected to the Board of Directors in 1990, has led Arvin through the current decade, serving as Executive Vice President, President, Chief Executive Officer and Chairman. Arvin expresses its gratitude to Messrs. Meyer and Pond for their leadership, wisdom and dedication.

        At the Annual Meeting, four directors will be nominated for a three-year term. Unless otherwise directed, proxies will be voted for the election of the four nominees listed below, who have been designated by the Board of Directors. If, on account of death or other


   unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

   The following sets forth certain information with respect to the nominees and continuing directors of Arvin:


                                                   Number of Common
                                                   Shares
                                                   Beneficially Owned
                                                   as of January 1,
                                                   1999 (1)

    NOMINEES FOR THREE-YEAR TERMS:

    ROBERT E. FOWLER, CHAIRMAN AND CHIEF
    EXECUTIVE OFFICER OF IMC GLOBAL INC . . . . .  0
    Mr. Fowler, 63, is a graduate of Vanderbilt
    University with a Bachelor of Science degree in Chemical Engineering. He joined IMC Global as President and Chief Operating Officer in
    1996 following its merger with The Vigoro
    Corporation, of which he had served as
    President, CEO and a director since 1994. He was elected CEO of IMC Global in 1997 and its Chairman in 1998. IMC Global is a supplier of agricultural products and services, headquartered in Northbrook, Illinois. Mr.
    Fowler served as an Arvin director from 1987 to 1994. He is also a director of Anixter
    International.























                                                   Number of Common
                                                   Shares
                                                   Beneficially Owned
                                                   as of January 1,
                                                   1999 (1)

    WILLIAM D. GEORGE, JR.,  RETIRED PRESIDENT
    AND CHIEF EXECUTIVE OFFICER OF S.C. JOHNSON &
    SON INC.  . . . . . . . . . . . . . . . . . .  3,000
    Mr. George, 66, received a Bachelor of Arts degree from DePauw University and a Masters of Business Administration degree from
    Harvard University. In 1981, he joined S.C
    Johnson Wax, a manufacturer of chemical
    specialty products headquartered in Racine,
    Wisconsin, and, after holding a number of positions, became Executive Vice President and Chief Operating Officer, Worldwide
    Consumer Products in 1988. He was elected
    President in 1990, Chief Executive Officer and a member of the Board in 1993 and he retired in 1996. Mr. George was first elected to the Arvin Board of Directors in 1994. He also serves on the board of directors of Ralcorp Holdings and Reilly Industries, Inc.
    and is a member of the Board of Trustees of Carthage College.

    ARTHUR R. VELASQUEZ, CHAIRMAN, PRESIDENT AND
    CHIEF EXECUTIVE  OFFICER OF AZTECA FOODS,      1,575(6)
    INC.  . . . . . . . . . . . . . . . . . . . .

    Mr. Velasquez, 60, is a graduate of the
    University of Notre Dame with a Bachelor of Science degree in Electrical Engineering and holds a Masters of Business Administration from the University of Chicago. He was a founder of Azteca Corn Products Corporation in 1970, now Azteca Foods, Inc. Azteca is a manufacturer of Mexican foods located in Chicago, Illinois. Mr. Velasquez was first elected an Arvin director in 1994. He also serves on the boards of directors of Peoples
    Energy Corporation, LaSalle National Bank,
    Chicago Metro Board of Junior Achievement, the Maryville City of Youth, and serves on the Board of Trustees of the University of Notre Dame.







                                                   Number of Common
                                                   Shares
                                                   Beneficially Owned
                                                   as of January 1,
                                                   1999 (1)

    NOMINEES FOR THREE-YEAR TERMS:

    CAROLYN Y. WOO, DEAN OF THE COLLEGE OF
    BUSINESS ADMINISTRATION AND PROFESSOR OF
    MANAGEMENT, UNIVERSITY OF NOTRE DAME  . . . .  0
    Dr. Woo, 44, was graduated from Purdue
    University with a Bachelor of Science degree in Economics. She additionally earned from Purdue a Masters of Science in Industrial
    Administration and a Ph.D. She has also been awarded a Certificate by the Institute for Management Education at Harvard University.
    Prior to being appointed to her present
    position in 1997, Dr. Woo served as a
    Professor of Management in the School of Management and the Krannert Graduate School of Management at Purdue University (1991-
    1997), the Director of Professional M.S.
    Programs in the Krannert Graduate School of
    Management (1993-1995) and Associate
    Executive Vice President for Academic Affairs at Purdue (1995-1997). She also serves on the Board of Directors of Bindley-Western Inc.,
    NIPSCO Industries, Inc. and Aon Corporation and is a member of the Board of Overseers at St. Meinrad Seminary.























                                                   Number of Common
                                                   Shares
                                                   Beneficially Owned
                                                   as of January 1,
                                                   1999 (1)

    CONTINUING DIRECTORS:

    Joseph P. Allen, Chairman, Veridian
    Corporation (successor to Calspan SRL
    Corporation)  . . . . . . . . . . . . . . . .  3,790
    Dr. Allen, 61, is a graduate of DePauw
    University with a Bachelor of Arts degree and attended Christian Albrechts Universitaet in
    Kiel, Germany as a Fulbright Scholar. He also earned Master of Science and Doctor of Philosophy degrees from Yale University. Dr.
    Allen was an astronaut with NASA from 1967 to 1985, when he became Executive Vice President of Space Industries, Inc., predecessor to Calspan SRL Corporation, a designer of space facilities. Dr. Allen was elected President of Space Industries, Inc. in 1988 and Chief
    Executive Officer in 1991. Dr. Allen was first elected to Arvin's Board of Directors in 1985 and his current term expires in 2001.
    He is also a director of Veridian Corporation

    STEVEN C. BEERING, PRESIDENT OF PURDUE
    UNIVERSITY  . . . . . . . . . . . . . . . . .  1,600(2)

    Dr. Beering, 66, holds Bachelor of Science and Doctor of Medicine degrees from the University of Pittsburgh. He was named
    President of Purdue University and the Purdue
    University Foundations in 1983. He is also a director of Eli Lilly and Company, NIPSCO
    Industries, Inc., American United Life
    Insurance Co. and Veridian Corporation. He was first elected to Arvin's Board of Directors in 1983 and his current term expires in 2001.













                                                   Number of Common
                                                   Shares
                                                   Beneficially Owned
                                                   as of January 1,
                                                   1999 (1)

    CONTINUING DIRECTORS:

    JOSEPH P. FLANNERY, CHAIRMAN, PRESIDENT AND
    CHIEF EXECUTIVE OFFICER OF UNIROYAL HOLDING,
    INC.  . . . . . . . . . . . . . . . . . . . .  1,500
    Mr. Flannery, 66, holds a Bachelor of Science degree from the University of Lowell and a Masters of Business Administration degree from Harvard University. He joined Uniroyal,
    Inc. in 1959 and, after holding a number of positions with Uniroyal, Inc. and its Uniroyal Chemical Division, was elected a director and President and Chief Operating
    Officer of Uniroyal, Inc. in 1977 and its Chief Executive Officer in 1980. Since 1987
    Mr. Flannery has been Chairman of the Board, President and Chief Executive Officer of
    Uniroyal Holding, Inc. He was first elected an Arvin director in 1991 and his current term expires in 2001. Mr. Flannery also serves on the boards of directors of APS
    Holding Corporation, Ingersoll-Rand Company,
    Kmart Corp., Newmont Mining Corporation,
    Newmont Gold Company and The Scotts Company.


























                                                   Number of Common
                                                   Shares
                                                   Beneficially Owned
                                                   as of January 1,
                                                   1999 (1)

    IVAN W. GORR, FORMER CHAIRMAN OF THE BOARD
    AND CHIEF  EXECUTIVE OFFICER OF COOPER TIRE &
    RUBBER COMPANY  . . . . . . . . . . . . . . .  1,500
    Mr. Gorr, 69, is a graduate of the University of Toledo and is a certified public accountant. Mr. Gorr began his career with Cooper Tire in 1972 as Corporate Controller and, after having served as Executive Vice
    President, Treasurer and Chief Financial
    Officer, was elected President and Chief
    Operating Officer in 1982 and Chairman and
    Chief Executive Officer in 1989, serving in those capacities until 1994. Cooper Tire, located in Findlay, Ohio, specializes in the manufacture and marketing of rubber products for consumers and industrial users. Mr. Gorr was elected a director of Arvin in 1994, and his current term expires in 2000. He also serves as a director of Amcast Industrial
    Corporation, Fifth Third Bancorp, OHM
    Corporation and Borg-Warner Automotive, Inc.


    RICHARD W. HANSELMAN, FORMER CHAIRMAN AND
    CHIEF EXECUTIVE  OFFICER OF GENESCO, INC. . .  1,200

    Mr. Hanselman, 71, is a graduate of Dartmouth
    College. He joined Genesco in 1980 and was named Chief Executive Officer in 1981, serving in that capacity and as its Chairman until 1986. Genesco is a diversified manufacturer of footwear and apparel located in Nashville, Tennessee. Mr. Hanselman was first elected to Arvin's Board of Directors in 1983, and his current term expires in 2000. He is also a director of Becton, Dickinson & Co., BEC Group, Inc., Bradford
    Funds, Inc., Foundation Health Corporation,
    Gryphon Holdings, Inc. and IMCO Recycling
    Inc.









                                                   Number of Common
                                                   Shares
                                                   Beneficially Owned
                                                   as of January 1,
                                                   1999 (1)

    CONTINUING DIRECTORS:

    V. WILLIAM HUNT, PRESIDENT AND CHIEF
    EXECUTIVE OFFICE OF ARVIN . . . . . . . . . .  142,909 (3)(4)(5)
    Mr. Hunt, 54, holds Bachelor of Arts and
    Doctor of Jurisprudence degrees from Indiana
    University. Mr. Hunt joined Arvin in 1976 and was elected Vice President-Administration in
    1980, Secretary in 1982, Executive Vice
    President in 1990, President & COO in 1996 and Chief Executive Officer in May 1998. Mr.
    Hunt is also a director of the Motor
    Equipment Manufacturers' Association and
    Chairman of its Presidents' Council. Mr. Hunt was first elected to the Board of Directors in 1983 and his current term expires in 2001.

    DON J. KACEK, CHAIRMAN, PRESIDENT AND CHIEF
    EXECUTIVE OFFICER OF ADVANCED AUTOMATION
    TECHNOLOGIES, INC.  . . . . . . . . . . . . .  1,000 (2)

    Mr. Kacek, 62, holds a Bachelor of Science degree from Illinois Institute of Technology.
    He became President and Chief Executive
    Officer of Ransburg Corporation in 1977 and was elected Chairman of its Board of Directors in 1978, in which capacities he served until 1988. In 1989, Mr. Kacek became a director of Advanced Automation
    Technologies, Inc. and since 1990 has been its Chairman, President and Chief Executive
    Officer. Advanced Automation Technologies is a manufacturer of factory automation equipment located in Indianapolis, Indiana.
    He was first elected to Arvin's Board of Directors in 1982, and his current term expires in 2000.












                                                   Number of Common
                                                   Shares
                                                   Beneficially Owned
                                                   as of January 1,
                                                   1999 (1)

    RICHARD A. SMITH, VICE PRESIDENT-FINANCE AND
    CHIEF FINANCIAL OFFICER OF ARVIN  . . . . . .  80,241(2)(3)(4)
    Mr. Smith, 53, was graduated from the
    University of Illinois at Chicago, was
    awarded a Master of Business Administration by Northwestern University and earned a Doctor of Jurisprudence degree from St. Louis
    University. Mr. Smith has been Vice
    President-Finance and a member of Arvin's
    Board of Directors since 1990, and his
    current term expires in 2000.


   --------------------------------

   (1) Except as otherwise noted, each person exercises sole voting and investment power over the Common Shares beneficially owned by him. No nominee or director is individually the beneficial owner of more than 1.0% of Arvin's outstanding Common Shares.

   (2) Shared voting and investment power, as follows: Dr. Beering - 1,600 shares, Mr. Kacek - 1,000 shares and Mr. Smith - 23,350 shares.

   (3) Includes Common Shares subject to options which may be exercised within 60 days after January 1, 1999, as follows: Mr. Hunt - 102,456 shares and Mr. Smith - 53,000 shares.

   (4) Includes Common Shares held in such participant's accounts under certain Arvin employee benefit plans, as follows: Arvin Savings
        Plan: Mr. Hunt - 7,879 shares and Mr. Smith - 2,702 shares; Arvin Equity Account Plan: Mr. Hunt - 1,471 shares; and Arvin Deferred Compensation Plan: Mr. Hunt - 2,308 shares and Mr. Smith - 1,189 shares. Common Shares held in these Plans are voted at the direction of the participant.

   (5) Does not include 614,746 Common Shares as to which Mr. Hunt can direct the voting at any and all annual or special meetings of Arvin pursuant to the shareholders' agreement described under the heading "Certain Beneficial Owners." Mr. Hunt disclaims beneficial ownership of such Common Shares.

   (6)  Held in an individual retirement account self-directed by Mr.
        Velasquez.





                          COMPENSATION OF DIRECTORS

        During 1998, the non-employee members of the Board of Directors were compensated for their service as directors as follows: an annual fee of $26,000; a fee of $1,500 for membership on any regular committee of the Board; and attendance fees of $1,500 and $1,000, respectively, for each Board and committee meeting. In addition, Vice Chairman James K. Baker was paid $5,000 per month for the first quarter of 1998 for services performed for Arvin. Also, the non-employee members of the Board of Directors were each granted options during 1998 to purchase 1,000 Common Shares pursuant to the 1998 Stock Benefit Plan.

                    MEETINGS OF DIRECTORS AND COMMITTEES

        The Board of Directors met four times in 1998.

        There are three standing committees of the Board of Directors. The Audit Committee, the current members of which are Messrs. Gorr (Chairman), Kacek and Velasquez, has the responsibility to assess and oversee the adequacy of internal controls and the integrity of Arvin's financial statements. Its functions include: recommending outside auditors; assessing the plan and scope of the audit; reviewing the results of the annual audit and financial statements before release (including disclosure requirements); evaluating auditors' fees; overseeing the effectiveness of the internal audit function; directing and supervising any investigation into matters within the scope of the foregoing duties (including compliance with the Foreign Corrupt Practices Act); and performing such other related functions as the Board of Directors may, from time to time, delegate to the Audit Committee. The Audit Committee met four times in 1998.

        The Human Resources Committee (formerly the Compensation Committee), which met three times during 1998, is currently comprised of Messrs. Beering (Chairman), Allen and George. The Human Resources Committee is responsible for reviewing and approving the general compensation policy of Arvin and administering its application to the senior management group. This Committee's objectives are to maximize the return on Arvin's most valuable assets, its human resources, as well as to attract and retain the best possible management and to motivate that management to increase long-term shareholder value. See "Report of the Human Resources Committee on Executive Compensation."

        The Committee on Directors, in conjunction with the Chairman, recommends to the Board candidates for election as directors at the Annual Meeting of Shareholders or to fill vacancies on the Board. It also makes recommendations concerning the composition, organization and functions of the Board and its committees, as well as on the performance, qualifications, conduct and compensation of directors. This Committee will consider nominees recommended by Arvin shareholders; any such recommendations may be submitted in writing to the Chairman of the Committee on Directors, in care of Arvin's executive offices in Columbus, Indiana. The current members of the


   Committee on Directors, which met four times in 1998, are Messrs. Hanselman (Chairman), Flannery and Meyer.

                           EXECUTIVE COMPENSATION

        Summary

        The following table summarizes the annual and long-term compensation for services to Arvin and its subsidiaries for fiscal years 1998, 1997, and 1996 awarded or paid to or earned by the individuals who served as the chief executive officers of Arvin and each of the four other most highly compensated executive officers of Arvin and its subsidiaries (the "Named Officers") during 1998.


                         SUMMARY COMPENSATION TABLE


                                                                                           LONG-TERM
                                                 ANNUAL COMPENSATION                      COMPENSATION

                                                                                        AWARDS           PAYOUTS

                                                                                RESTRICTED   SECURITIES           ALL OTHER
                                                                 OTHER ANNUAL      STOCK     UNDERLYING    LTIP    COMPEN-
          NAME AND PRINCIPAL              SALARY       BONUS     COMPENSATION    AWARD(S)      OPTIONS   PAYOUTS  SATION($)
               POSITION           YEAR     ($)          ($)         ($) (1)         ($)          (#)      ($)(2)     (3)
      Byron O. Pond (4)            1998  $625,000  $1,074,938(5)   $18,258      $335,563(6)    12,000        $0    $75,940
      Chief Executive Officer      1997   608,174   1,110,568(5)    13,514       350,350(6)    32,609         0     23,719
      and Chairman of the Board    1996   500,000     216,125(5)    14,972       966,124(6)    32,609                5,850
                                                                                                              0

      V. William Hunt(4)           1998  $569,423  $1,009,192(7)    $4,593      $335,563(8)   176,471        $0    $52,723
      President and Chief          1997   440,577     703,362(7)     7,179       394,913(8)    26,000         0      5,293
      Executive Officer            1996   371,115     625,988(7)     5,050       162,094(8)    25,000         0      5,850


      David S. Hoyte(9)            1998  $312,981    $309,851       $6,892            $0       12,000          0   $23,903
      Vice President               1997   300,009     275,020        6,135       119,992(10)   14,000          0    11,700
                                   1996    69,231           0          679        90,000(10)    7,500          0       900

      Richard A. Smith             1998  $296,635    $350,919       $6,957            $0       12,000          0   $28,223
      Vice President-Finance &     1997   272,132     340,166        5,143             0       14,000          0     5,850
      Chief Financial Officer      1996   252,581     315,726        5,148             0       14,000          0     5,850


      Wesley B. Vance              1998  $234,615    $288,578     $202,110(11)        $0       10,000         $0   $13,784
      Vice President               1997   182,906     288,633      176,723(11)         0       10,000          0     6,240
                                   1996   122,962      16,667       89,008(11)         0        7,000          0     5,791
      E. Leon Viars                1998  $312,981    $259,774       $4,744            $0       12,000    $15,695   $28,681
      Vice President               1997   289,616     362,019        4,553             0       14,000     44,726    25,303
                                   1996   228,062     285,077        4,550             0       12,000     72,252     5,850




   (1) The compensation reported is the amount reimbursed or paid by Arvin for certain taxes.
   (2) Amounts for Mr. Viars represent payouts for awards for the 1986 through 1990 performance periods under the Maremont Corporation Senior Management Deferred Compensation Plan, which was terminated on January 1, 1991.
   (3) The compensation reported represents Arvin qualified and non-qualified matching contributions to the Arvin Savings Plan and to the Arvin Deferred Compensation Plan.
   (4) On May 1, 1998, Mr. Hunt succeeded Mr. Pond as Chief Executive Officer of Arvin.
   (5) For fiscal year 1998, includes a cash bonus of $739,375 plus the value (as of February 10, 1999) of 9,100 performance shares distributed to Mr. Pond as restricted Common Shares. For fiscal year 1997, includes a cash bonus of $760,218 plus the value (as of February 12, 1998) of 9,100 performance shares distributed to Mr. Pond as restricted Common Shares. For fiscal year 1996, represents the value (as of February 13, 1997) of 9,100 performance shares distributed to Mr. Pond as restricted Common Shares.
   (6) For fiscal years 1998 and 1997, represents the value of 9,100 performance shares distributed to Mr. Pond as restricted Common Shares in each year, respectively. For fiscal year 1996, includes 30,303 Common Shares restricted for a five-year period that Mr. Pond elected to receive in lieu of his 1996 cash bonus of $625,000. 1996 also includes the value of 9,100 performance shares distributed to Mr. Pond as restricted Common Shares. Dividends will be paid on all Common Shares distributed to Mr. Pond during the restricted period. The value of Mr. Pond's restricted share holdings was $2,138,693 as of the Arvin 1998 fiscal year-end.
   (7) For fiscal year 1998, includes a cash bonus of $673,629 plus the value (as of February 10, 1999) of 9,100 performance shares distributed to Mr. Hunt as restricted Common Shares. For fiscal year 1997, includes a cash bonus of $440,599 plus the value (as of February 12, 1998) of 6,825 performance shares distributed to Mr. Hunt as restricted Common Shares. For fiscal year 1996, includes a cash bonus of $463,894 and the value (as of February 13, 1997) of 6,825 performance shares distributed to Mr. Hunt as restricted Common Shares.
   (8) For fiscal year 1998, represents the value of 9,100 performance shares distributed to Mr. Hunt as restricted Common Shares. For fiscal year 1997, includes 3,967 Common Shares restricted for a five year period that Mr. Hunt elected to receive in lieu of $110,144 of his 1997 cash bonus. 1997 also includes the value of 6,825 performance shares distributed to Mr. Hunt as restricted Common Shares. For fiscal year 1996, includes the value of 6,825 performance shares distributed to Mr. Hunt as restricted Common Shares. Dividends will be paid on all Common Shares distributed to Mr. Hunt during the restricted period. The value of Mr. Hunt's restricted share holdings was $894,905 as of the Arvin 1998 fiscal year-end.
   (9)  Mr. Hoyte became an officer of Arvin during 1996.


   (10) For fiscal years 1997 and 1996, represents the value of 3,602 and 3,636 restricted Common Shares, respectively. The value of Mr. Hoyte's restricted share holdings was $30,734 as of the Arvin 1998 fiscal year-end.
   (11) Overseas service reimbursement.

                           OPTIONS GRANTED IN 1998

        The following table sets forth certain information as to options to purchase Common Shares of Arvin granted to each of the Named Officers under the 1988 and 1998 Stock Benefit Plans during the fiscal year ended January 3, 1999 and the potential realizable value, assuming certain annual rates of appreciation.




                                                OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE VALUE
       -----------------------------------------------------------------------------      AT ASSUMED ANNUAL RATES
                                           PERCENT OF                                        OF STOCK PRICE
                             NUMBER OF       TOTAL                                            APPRECIATION
                            SECURITIES      OPTIONS                                         FOR OPTION TERM(3)
                            UNDERLYING     GRANTED TO                                    --------------------------
                              OPTIONS      EMPLOYEES     EXERCISE PRICE
                              GRANTED      IN FISCAL         ($ PER       EXPIRATION
              NAME            (#)(1)          YEAR         SHARE)(2)         DATE          5% ($)         10% ($)

       Byron O. Pond          12,000           2.1%         $39.1875     7/15/08       $  295,787     $  749,579

       V. William Hunt       150,000          26.7%          37.9375     2/11/08        3,579,403      9,070,856

       V. William Hunt        26,471           4.7%          39.1875     7/15/08          652,482      1,653,508

       David S. Hoyte         12,000           2.1%          39.1875     7/15/08          295,787        749,579

       Richard A. Smith       12,000           2.1%          39.1875     7/15/08          295,787        749,579

       Wesley B. Vance        10,000           1.8%          39.1895     7/15/08          246,489        624,649

       E. Leon Viars          12,000           2.1%          39.1875     7/15/08          295,787        749,579

       All Officers as a
       Group (20 people)     297,471          52.9%          38.5572                    7,214,409     18,282,620

       All Optionees         562,771         100.0%          38.8754                   13,761,229     34,873,449

     -------------------------------

     (1) 150,000 of Mr. Hunt's options were granted on February 11, 1998 under the 1988 Plan; all other options granted to Mr. Hunt and the other Named Officers were granted on July 15, 1998 pursuant to the 1998 Plan. 150,000 of Mr. Hunt's options will first become exercisable May 1, 2003; the other options granted to Mr.


        Hunt and to the other Named Officers in 1998 will first become exercisable July 15, 1999. Vesting may be accelerated as a result of certain changes in control of Arvin.

   (2) All options were granted at market value (the average of the high and low prices of the Arvin Common Shares) on the date of grant.

   (3) The potential realizable value illustrates the value that might be recognized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of stock price appreciation over the ten-year term of the option. Potential realizable value is presented net of the option exercise price, but before taxes associated with the exercise. Actual gains, if any, on stock option exercises and Common Share holdings are dependent on the future performance of the Common Shares and overall market conditions as well as the option holders' continued employment through the ten-year term of the option. There can be no assurance that the amounts reflected in this table will be achieved.



                          OPTION EXERCISES IN 1998

        The table below sets forth certain information concerning the exercise of options to purchase Common Shares under the 1998 Stock Benefit Plan and the 1988 Stock Option Plan during fiscal year 1998 by each of the Named Officers and the value of unexercised options held by each of the Named Officers as of January 3, 1999.


              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                            SHARES                             OPTIONS AT             MONEY OPTIONS AT FISCAL YEAR-
                          ACQUIRED ON     VALUE           FISCAL YEAR-END (#)                 END ($)(2)
                           EXERCISE      REALIZED
             NAME             (#)         ($)(1)     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE

       Byron O. Pond         29,459     $545,302       310,759            12,000     $3,850,719          $30,000

       V. William Hunt       11,500     $228,656       102,456           176,471     $1,699,751         $628,678

       E. Leon Viars         32,694     $669,792        46,506            12,000       $714,545          $30,000

       Richard A. Smith      10,750     $188,125        53,000            12,000       $871,687          $30,000

       David S. Hoyte         3,470      $59,641        14,000            12,000       $150,500          $30,000

       Wesley B. Vance        1,500      $33,750        20,400            10,000       $307,650          $25,000


     ----------------------------




   (1) Represents the difference between the closing price of the Arvin Common Shares on the New York Stock Exchange on the business day preceding the date of exercise and the option exercise price.

   (2) Represents the difference between $41.6875, the closing price of the Arvin Common Shares on the New York Stock Exchange on
        December 31, 1998, and the option exercise price.

                  EMPLOYMENT AGREEMENT WITH V. WILLIAM HUNT

        An employment agreement between Arvin and Mr. Hunt, effective May 1, 1998, provides, among other things, for his full employment until April 30, 2001, with automatic one-year extensions commencing May 1, 1999, and continuing each May 1 thereafter, unless terminated earlier by Arvin or Mr. Hunt, at an annual salary of at least $600,000 plus such additional compensation as may be determined from time to time by the Board of Directors. The agreement also provides that it will be binding upon a successor corporation in the event that Arvin is merged into or consolidated with any other corporation or that any other corporation acquires substantially all of the assets of Arvin. In the event Mr. Hunt's change of control agreement (discussed below) is triggered, it will supersede his employment agreement.

                        CHANGE OF CONTROL AGREEMENTS

   Arvin has entered into Change of Control Employment Agreements (the "Agreements") with certain Arvin officers, including the Named Officers, which provide severance payments and benefits in the event of the termination of employment of the officer under certain circumstances within the three year period following a change in control. Under the Agreements, each officer would be entitled to severance payments and benefits in the event that his employment is terminated during the three year period following a change in control without "cause" by Arvin, or for "good reason" by the officer, each as is defined in the Agreement. In such case, the officer would be entitled to a severance payment equal to three times his current annual salary and his highest bonus during the preceding three years. During such three-year period, the officer would be entitled to participate in all incentive, retirement and welfare plans of Arvin. Additional benefits would include the right to receive a pension supplement, fringe benefits and paid vacation. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the Agreement or otherwise, in connection with a change-in-control, Arvin is obligated to make whole the individual with respect to such excise tax. Each officer would also be entitled to receive the foregoing severance payments and benefits of the Agreement if employment is terminated for any reason by the officer during a limited period of time following a change of control.




                               RETIREMENT PLAN

        The table below shows the estimated annual benefits payable upon retirement to persons, including the Named Officers, covered under Arvin's Retirement Plan for Exempt Salaried Employees (the "Retirement Plan") and Arvin's Supplemental Retirement Plan (the "Supplemental Retirement Plan") (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below), in the specified compensation and years of service classifications. The amounts reflected in the table are not subject to any deduction for Social Security benefits or other offset amounts except for the Arvin Equity Account described below.



           ANNUAL                              ANNUAL LIFE INCOME WITH YEARS OF SERVICE AT
        COMPENSATION                                  AGE 62 (SINGLE LIFE ANNUITY)
        (AVERAGE OF 5                        ----------------------------------------------
           HIGHEST
      CONSECUTIVE YEARS
         IN LAST 10)
      ----------------

                            15               20             25             30               35              40
                          -------         --------       --------       --------         --------        --------
         $   250,000     $ 53,258         $ 71,010       $ 88,763       $106,515         $124,268        $142,021

         $   450,000       97,508          130,010        162,513        195,015          227,518         260,021

         $   650,000      141,758          189,010        236,263        283,515          330,768         378,021

         $   850,000      186,008          248,010        310,013        372,015          434,018         496,021

         $1,050,000       230,258          307,010        383,763        460,515          537,258         614,021

         $1,250,000       274,508          366,010        457,513        549,015          640,518         732,021

         $1,450,000       318,758          425,010        531,263        637,515          743,768         850,021

         $1,650,000       363,008          484,010        605,013        726,015          847,018         968,021

         $1,850,000       407,258          543,010        678,763        814,515          950,268       1,086,021

         $2,050,000       451,508          602,010        752,513        903,015        1,053,518       1,204,021

         $2,250,000       495,758          661,010        826,263        991,515        1,156,768       1,322,021

         $2,450,000       540,008          720,010        900,013      1,080,015        1,260,018       1,440,021

         $2,550,000       562,133          749,510        936,888      1,124,265        1,311,643       1,499,021


              The Retirement Plan is a defined benefit plan, based on total years of service, which provides a life annuity determined by the average of the five highest consecutive years' earnings in the last ten years of service. On January 1, 1998, a new unified benefit formula was adopted for determining benefits under the Retirement
   Plan. The benefit is calculated by (i) multiplying 1.1% of the average annual compensation times years of credited service and adding (ii) an amount determined by multiplying 0.375% of the average annual


   compensation that exceeds the social security wage base (for 1998, $36,529) times years of credited service. Employees may qualify for full benefits at age sixty-two, subject to certain exceptions under the Employee Retirement Income Security Act of 1974, though provisions are made within the Plan for early retirement at reduced benefits and for disability retirement. The compensation covered by the Plan includes salaries, bonuses and compensation deferred at the option of the employees resulting from contributions to the Arvin Savings Plan and the Arvin Deferred Compensation Plan. For the calendar year ended December 31, 1998, credited years of service for the Named Officers are as follows: Mr. Pond 30 years; Mr. Hunt 22 years; Mr. Hoyte 2 years; Mr. Smith 9 years; Mr. Viars 29 years and Mr. Vance 9 years.

        In 1983, the master trust governing the Retirement Plan was amended to allow investment of Plan funds in Common Shares. As of September 1, 1985, the Retirement Plan was further amended to transfer to the Arvin Equity Account of the Arvin Savings Plan assets and liabilities for the accrued benefits of active Retirement Plan participants, and a provision was added which credits the benefit payable under the Arvin Equity Account against the benefit payable under the Retirement Plan. The 1985 amendment also added provisions prohibiting termination of the Retirement Plan and recovery of any excess assets ("overfunding") in the Plan unless approved by a majority of the "Continuing Directors" (as defined in the Retirement
   Plan) and providing that, in the event of a change of control of Arvin without Continuing Director approval, the percentage for each year of credited service used in the Retirement Plan's benefit formula would be increased as necessary so that all Plan assets would be needed to provide benefits to participants and any overfunding would be eliminated.

        Annual benefits payable upon retirement under the Retirement Plan are subject to limitation imposed by law in prescribed circumstances. To the extent that an individual employee's retirement benefit would exceed such limit, the pension benefit payable upon retirement set forth in the above table will be paid pursuant to the Supplemental Retirement Plan.

        In addition to benefits under the Retirement Plan, upon retirement at age 65, Mr. Pond will be entitled to receive $30,000 per year under a Maremont insurance-funded retirement program for a period of ten (10) years. In the event of Mr. Pond's death prior to retirement or during the ten (10) years following retirement, such annual benefits will be paid to his beneficiary.

      REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

        The Human Resources Committee of the Board of Directors (the "Committee") establishes the general compensation policies of Arvin, makes recommendations to the Board of Directors with respect to the specific compensation levels for the Chairman and the President, reviews and approves the annual cash bonus incentive plan for executives, including the Named Officers, administers the 1988 Stock


   Benefit Plan and the 1998 Stock Benefit Plan, reviews the remuneration of other officers and considers and recommends the adoption of compensation plans for officers and directors.


        Arvin's compensation philosophy is to provide a total compensation program which will attract and retain qualified executives and motivate superior performance. The Committee and management of Arvin are committed to the principle that pay should be commensurate with performance and attainment of predetermined financial and strategic objectives. As a consequence, pay is more heavily influenced by company performance.

        The compensation program consists of three components: base salary, annual cash incentive opportunities and long-term stock-based incentive opportunities. The compensation philosophy for base salary is to set executive base salaries approximately at industry norms, with the proportion of total cash compensation that can be earned based on variable incentive compensation above industry norms. Industry norms used in establishing base salaries for the CEO and each of the Named Officers in 1998 were determined by gathering competitive compensation information from the companies comprising the Hewitt Associates Data Base as well as from other manufacturing companies selected on the basis of similar sales volume, level of employment and international scope.

        The Arvin philosophy for variable cash bonus incentive compensation is to provide rewards when financial objectives are achieved. In 1998, these objectives, designed to increase shareholder value, were earnings per share, return on net producing assets and debt-to-capital ratio. The relative weights assigned to these objectives were as follows: earnings per share was weighted by a factor of one, return on net producing assets was weighted by a factor of 0.6 and debt-to-capital ratio was weighted by a factor of 0.5. Maximum bonuses that could be earned with respect to each of these objectives are set as a percentage of the executive's base salary. The maximum aggregate bonus that could be earned if all of the objectives were attained was 125% of the executive's base salary. Minimum achievement levels against each of the financial objectives were required before the portion of the bonus relating to that objective could be earned. Each of the CEOs and the other corporate executive officers, including Mr. Smith, participated in the 1998 cash bonus incentive plan. Each of the other Named Officers participated in a similar cash bonus incentive plan which also included financial objectives specific to their operating units.

        In 1997, the CEO, certain Named Officers and certain other officers of Arvin were authorized by the Committee to elect to receive a portion of their 1998 cash bonus incentive compensation, if any, in the form of restricted Common Shares of Arvin. The number of restricted Common Shares so awarded was determined by dividing a designated portion of the recipient's bonus by the closing price of Arvin Common Shares on the New York Stock Exchange on the final


   trading day of calendar 1998. A condition of each such award provides that the recipient elect to hold his restricted Common Shares for a period of three years, or five years, in which instance he is entitled to receive an increase of 10%, or 20%, respectively, in the number of restricted Common Shares so awarded. The Committee believes that the availability of this discretionary alternative to cash bonuses further encourages employee investment in the long-term future of Arvin.

        Long-term incentives are currently provided through the grant of stock options to the Named Officers and the CEO and the award of performance shares to the CEO and COO. Stock options and performance shares are an important component of the Committee's long-term performance-based compensation philosophy. The number of options granted is determined subjectively by considering the executive's ability to influence Arvin's long-term growth and profitability. Options are granted at the current market price and are exercisable commencing one year after the date of grant. Since the value of an option is directly related to Arvin's stock price, it provides an incentive to create value for shareholders. The Committee also believes that direct ownership of Arvin shares will serve to further align executives' interest with that of all shareholders. Accordingly, all members of senior management, including the CEO and Named Officers, are subject to guidelines which call for ownership of Arvin shares equal to 1.75 to 3.0 times base salary. These individuals are expected to meet these guidelines progressively over the five year period ending in 2001. Performance shares were awarded to Mr. Hunt, the CEO as of May 1, 1998, and Mr. Pond, the CEO prior to that time, to provide an incentive to enhance Arvin's earnings growth. In 1998, performance share awards could be earned upon attainment of performance goals, which were based upon the percentages by which Arvin's 1998 profit after tax from continuing operations exceeded Arvin's 1997 profit after tax from continuing operations. If earned, performance shares are paid in a combination of Arvin Common Shares and cash. Fifty percent of the Arvin Common Shares earned must be held for a period of three years. In 1998, the maximum number of performance shares that the CEO could earn was 18,200, 14,000 of which were payable in Arvin Common Shares and 4,200 of which were payable in cash.

        Mr. Hunt's employment agreement (see "Executive Compensation-Employment Agreement") did not impact the determination of his compensation for 1998 except insofar as it addresses minimum annual base salary. Mr. Hunt's cash incentive bonus was determined in accordance with the 1998 cash bonus incentive plan. In 1998, the objectives relating to earnings per share and debt-to-capital ratio were fully achieved; those regarding return on net producing assets were substantially accomplished. As a result, the cash bonus paid to Mr. Hunt, as CEO during 1998, was $739,375. Mr. Hunt was granted performance shares which could be earned based upon attainment of 1998 profit after-tax performance goals. The earnings goals were fully achieved in 1998, resulting in Mr. Hunt earning the maximum number of performance shares. The stock options granted to Mr. Hunt during 1998



   are consistent with the design and philosophy of the overall program and are shown above in the Summary Compensation Table.

        The Committee believes this compensation philosophy and practice encourages outstanding individuals to achieve levels of performance that otherwise would not have been reached and to maintain their employment and personal commitment to Arvin. Arvin shareholders and customers are also beneficiaries.

        Section 162(m) of the Internal Revenue Code provides that compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated executive officers of a public company will generally be non-deductible for federal income tax purposes, subject to certain exceptions. This limitation had application to the Company for the first time in 1997. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, the Committee believes that it is important and necessary that the Committee retain the right and flexibility to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if, in the Committee's view, such arrangements are in the best interests of the Company and its shareholders.



        This report is submitted on behalf of the Committee:

                                 Steven C. Beering, Chairman
                                 Joseph P. Allen
                                 William D. George, Jr.

                    COMMON SHARE PRICE PERFORMANCE GRAPH

        The graph below compares cumulative total return of the Arvin Common Shares with the S&P 500 Index and the Dow Jones Auto Parts and Equipment Index during the years 1994 through 1998, assuming the investment of $100 on December 31, 1993 and the reinvestment of dividends.















                          CERTAIN BENEFICIAL OWNERS

        As of February 22, 1999, the only persons or groups known to Arvin to be the beneficial owners of more than 5% of the Common Shares, as reported in a statement on Schedule 13G (in the case of Northern Trust) and Form 13F (in the case of Primecap) filed with the Securities and Exchange Commission were:

    NAME AND ADDRESS OF                AMOUNT AND NATURE OF     PERCENT
    BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP     OF CLASS
    -------------------                --------------------     --------

    Primecap Management Company              1,231,000          5.02%
    225 S. Lake Avenue, Suite 400
    Pasadena, CA 91101

    The Northern Trust Company               1,698,295(1)       6.93%
    50 S. LaSalle Street
    Chicago, IL 60675

   (1) Held as trustee for the Arvin Industries, Inc. Employee Stock Benefit Trust. Northern Trust disclaims beneficial ownership of these securities.

        As of January 1, 1999, Mr. Viars beneficially owned 75,104 Arvin Common Shares, which includes 46,506 Common Shares subject to options which may be exercised within 60 days after January 1, 1999, 1,810 Common Shares in the Arvin Savings Plan and 1,300 Common Shares in the Arvin Deferred Compensation Plan.

        Also, as of January 1, 1999, Mr. Hoyte beneficially owned 24,238 Common Shares, which includes 14,000 Common Shares subject to options which may be exercised within 60 days thereafter, 310 Common Shares in the Arvin Savings Plan and 738 Common Shares in the Arvin Deferred Compensation Plan.

        Additionally, as of January 1, 1999, Mr. Vance beneficially owned 23,569 Common Shares, which includes 20,400 Common Shares subject to options which may be exercised within 60 days thereafter, 1,468 Common Shares in the Arvin Savings Plan and 201 Common Shares in the Arvin Deferred Compensation Plan.

    Common Shares, which includes 310,759 Common Shares subject to options which may be exercised within 60 days thereafter, 1,826 Common Shares in the Arvin Savings Plan and 2,295 Common Shares in the Arvin Deferred Compensation Plan.

        Further, as of January 1, 1999, all directors and executive officers as a group (20 persons) beneficially owned 947,538 Arvin Common Shares, or 3.66% of the outstanding Common Shares (excluding Common Shares referred to in the following paragraph). In addition, on that date, the number of Arvin Common Shares held in the Arvin pension



   plans, the Arvin savings plans, the Arvin Equity Account, the Arvin Deferred Compensation Plan and the Arvin Employee Stock Benefit Trust were: respectively, 974,664; 853,503; 334,254; 9,785 and 1,713,160.

        Additionally, pursuant to a Shareholders' Agreement, Mr. Hunt has the right to direct the manner in which the Arvin Common Shares owned by certain other shareholders (currently 614,746 shares, or 2.38,% of the outstanding Common Shares) are voted at any or all annual or special meetings of Arvin. The agreement also provides that such shares shall not be tendered in response to any offer that would result in the offeror owning more than 5% of the Common Shares of Arvin unless the Board of Directors of Arvin recommends that shareholders accept the offer.

           COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

        Based solely upon its review of reports on Forms 3, 4 or 5 and any amendments thereto furnished to Arvin pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, Arvin believes that all of such Forms were filed on a timely basis by reporting persons during 1998 except that Mr. Pond was late in reporting his sale in December 1998 of 2,000 Common Shares. Mr. Pond filed a Form 4 to report this sale on January 19, 1999.

   PROPOSAL 2 - RATIFICATION OF APPOINTMENT OFINDEPENDENT PUBLIC
   ACCOUNTANTS

        Based upon the recommendation of the Audit Committee, at its February 1999 meeting, the Board of Directors approved the engagement of the accounting firm of PricewaterhouseCoopers LLP as Arvin's independent certified public accountants for the fiscal year beginning January 4, 1999.

        Representatives from PricewaterhouseCoopers will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

        Although not required to do so, the Board of Directors is submitting its appointment of auditors for shareholder ratification. In the event the appointment of PricewaterhouseCoopers is not ratified by the shareholders, it will be reconsidered by the Board of Directors. The Board recommends that its appointment of PricewaterhouseCoopers be ratified by the shareholders.

                    SHAREHOLDER NOMINATIONS AND PROPOSALS

        Pursuant to the rules under the Securities Exchange Act of 1934, as amended, proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received at Arvin's executive offices no



   later than November 13, 1999 to be considered for inclusion in next year's proxy materials.

        Further, Arvin's By-Laws set forth certain additional procedures regarding shareholder nominations of persons for election to the Board of Directors and shareholder proposals of business to be considered at meetings of the shareholders. Pursuant to these provisions, written notice of any shareholder nominations or proposals relating to the 2000 Annual Meeting of Shareholders must be received by the Secretary of Arvin at its executive offices in Columbus, Indiana no earlier than January 16, 2000 and no later than February 15, 2000.

                          BUSINESS TO BE TRANSACTED

        At the date of this proxy statement, the Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described herein. In the event that any other matters properly shall come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

        By the order of the Board of Directors.

                            Ronald R. Snyder
                            Secretary of
                            ARVIN INDUSTRIES, INC.

   Columbus, Indiana
   March 12, 1999


























          FORM OF PROXY CARD FOR HOLDERS OF COMMON SHARES OF ARVIN

                                 APPENDIX I


   COMMON STOCK                                              COMMON STOCK


                           ARVIN INDUSTRIES, INC.
                           ----------------------
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING TO BE HELD APRIL 15, 1999

        The undersigned hereby appoints V. William Hunt and Ronald R. Snyder, or either of them, the true and lawful proxies of the undersigned, with full power of substitution, for and on behalf of the undersigned to vote the shares of ARVIN INDUSTRIES, INC. registered in the name of the undersigned, or with respect to which the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at Holiday Inn Conference Center, 2480 Jonathan Moore Pike (Highway 46 West), Columbus, Indiana, on April 15, 1999 at 10:30 A.M., and at any adjournment thereof, upon the matters set forth on the reverse side hereof.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
                                            ---

          PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.

                (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                           ARVIN INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

   This proxy, as properly executed, will be voted in the manner directed herein by the shareholder(s). If no direction is given this proxy will be voted "FOR" proposals 1 & 2.

   1.   ELECTION OF DIRECTORS FOR     For  Withhold  For All
        TERMS OF 3 YEARS --           All   All      Except Nominee(s)
        NOMINEES:  Robert E.                         Written Below,
        Fowler, William D. George,    /__/   /__/     /__/ ______________
        Arthur R. Velasquez and
        Carolyn Y. Woo

   2.   Ratification of appointment   For  Withhold  Abstain
        of Price Waterhouse as        /__/   /__/    /__/
        independent auditors

   3.   In their discretion on such
        other business as may properly
        come before the meeting.

        Dated:________________________________________________, 1999

        Signature(s)________________________________________________

        ____________________________________________________________

   The shareholder's signature above should correspond with the name of the shareholder as it appears here. A proxy executed by a corporation should be signed in its name by a duly authorized officer. If the proxy is to be signed by an attorney, executor, administrator, trustee, guardian or in any other representative capacity, the title of the person signing should be given in full. When shares are held by joint tenants, both should sign.

   ---------------------------------------------------------------------
                            FOLD AND DETACH HERE

   PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

   U:/USER\DOCPROC\EDGAR\GOODSON\PROXY.EDG